EXHIBIT 99.1


                 Penn National Gaming to Acquire Two Mississippi
                            Casinos for $195 Million

BAY ST. LOUIS and BILOXI, Miss. & WYOMISSING, Pa.-- (BUSINESS WIRE)--Dec. 10, 1999--Penn National Gaming, Inc. (NASDAQ:PENN - news)announced today that it has entered into a definitive agreement to purchase all of the assets of the Casino Magic hotel, casino, golf resort, recreational vehicle (RV) park and marina in Bay St. Louis, Mississippi and the Boomtown Biloxi casino in Biloxi, Mississippi, from Hollywood Park, Inc. (NYSE:HPK - news) for $195 million cash.

In addition to acquiring all of the operating assets and related operations of the Casino Magic Bay St. Louis and Boomtown Biloxi properties, Penn National will enter into a licensing agreement to use the Boomtown and Casino Magic names and marks at the properties being acquired.

The transaction is subject to certain closing conditions including the approval of the Mississippi Gaming Commission, financing and expiration of the applicable Hart-Scott-Rodino waiting period.

Casino Magic Bay St. Louis began operations in September 1992 on a permanently moored barge in a marina with the adjoining land-based facilities situated on 590 acres. The three story land-based building houses restaurants, a gift shop and a live entertainment venue. Casino Magic Bay St. Louis offers approximately 39,500 square feet of gaming space, with 1,132 slot machines and 42 table games. The property has a 201 room hotel, an 1,800 seat arena for concerts and sporting events, and is the only Casino in the Gulf Coast market with an 18-hole Arnold Palmer-designed championship golf course on the same property as the gaming facility. Casino Magic Bay St.
Louis is approximately 46 miles east of New Orleans, Louisiana.

Boomtown Biloxi opened in July 1994 and occupies 19 acres on Mississippi's historic Back Bay of the Mississippi Gulf Coast. Boomtown Biloxi offers a 33,632-square foot casino constructed on a permanently moored barge. The casino contains 1,308 slot machines and 35 table games. The dockside property includes a land-based facility with restaurants and other non-gaming activities. The casino is one-half mile from Interstate 110, which is the main highway connecting Interstate 10 and Biloxi. The Mississippi Gulf Coast is marketed as the "Playground of the South" and has long been a major tourist destination, even prior to the advent of full casino gaming in 1992.

Commenting on the transaction, Peter M. Carlino, Chief Executive Officer of Penn National, said, "The acquisition of these well established properties represents a significant growth and expansion opportunity for Penn National that further leverages our gaming industry property development, marketing and management skills, while also expanding the geographic breadth of our operations.

"What attracted us to these properties was their very established base of operations, supported by an extraordinary team of employees and operating management, in what has proven to be one of the fastest growing gaming jurisdictions in the country. Our vision for these well known properties is to prudently invest in their expansion and renovation, including the addition of a new hotel and other amenities. It is our intention to commence construction on the new hotel, as well as enhancements to the restaurants and casino floor, at the Casino Magic property, immediately following closing. We are also evaluating possible enhancements to the Boomtown property and facilities."
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Penn  National  owns,  operates and conducts  wagering at its Penn National Race
Course, Pocono Downs Racetrack and at ten off-track wagering (OTW) facilities, all located in Pennsylvania. Penn National also owns and operates Charles Town Races, a live thoroughbred racing facility in Jefferson County, West Virginia, which also features 1000 slot machines. Penn National's 50%-owned joint venture, Pennwood Racing, Inc., owns and operates Freehold Raceway, and under a long-term lease operates Garden State Park in New Jersey. The joint venture intends to expand the facilities to include, subject to enabling legislation, off-track wagering and telephone wagering.

This announcement contains forward-looking statements that involve risks and uncertainties, including those relating to (i) the Company's beliefs regarding the growth and expansion opportunities of each property, (ii) the Company's ability to leverage its current skills at these new properties; (iii) the Company's ability to expand and renovate each of the properties; and (iv) information contained elsewhere in this document where statements are preceded by, followed by or include the words "believes," "plans," "intends," "expects," ""anticipates" or similar expressions. For such statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Additional factors that could cause actual results to differ from those contained in the forward-looking statements include those set forth in the Company's Annual Report on Form 10-K for the period ending December 31, 1998, which has been filed with the SEC.

Contact:

     Robert Ippolito
     Chief Financial Officer
     610/373-2400
             or
     Joseph N. Jaffoni
     Jaffoni & Collins Incorporated
     212/835-8500 or penn@jcir.com

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